Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880 • (781) 557-1300 • www.fspreit.com
Contact: Georgia Touma, Investor Relations - 877-686-9496

For Immediate Release

Franklin Street Properties Corp.

Announces Acquisition of

Dominion Towers in Downtown Denver, Colorado

Wakefield, MA — December 2, 2016 - Franklin Street Properties Corp. (the “Company”, “FSP”, “our” or “we”) (NYSE MKT: FSP), a real estate investment trust (REIT), has acquired Dominion Towers located at 600 17th Street in downtown Denver, Colorado (the “Property”).  The Property consists of two interconnected 19 and 28-story Class “A” office towers containing an aggregate of approximately 613,527 rentable square feet.  The Property is situated in the center of downtown Denver, Colorado, within one block of light rail access and adjacent to the 16th Street Mall.

The gross purchase price of the Property was approximately $154 million, which equates to $251 per rentable square foot.  We believe that the purchase price represents a substantial discount to estimated replacement cost.  The Company anticipates planned building capital investments (excluding leasing costs) of approximately $3 million.  During 2017, we expect the Property to have an average occupancy rate of approximately 89%, comprised of multiple tenants with staggered lease expirations.  EOG Resources, Inc. (NYSE: EOG) is currently the largest tenant with approximately 29% of the rentable square footage until December 2026.

The Company funded the acquisition of the Property with the proceeds of a $150 million unsecured, two-year bridge loan with JPMorgan Chase Bank, N.A. as administrative agent (the “Bridge Loan”) with the balance paid from existing cash on hand.  The material terms of the Bridge Loan are set forth in a Current Report on Form 8-K filed earlier today with the United States Securities and Exchange Commission.  The Company anticipates that the Bridge Loan will be repaid at maturity or earlier from the proceeds of property dispositions.  No debt secured by the Property was assumed in connection with the acquisition of the Property.

Jeffrey B. Carter, President and Chief Investment Officer, commented as follows:

“We are pleased to expand our footprint further in Denver with this off-market acquisition.  We believe that the acquisition of Dominion Towers will provide additional opportunities for value creation by growing our presence in downtown Denver to almost 2 million rentable square feet.  The Property is a Class ‘A’ office asset in a premier location that provides world-class companies with walkable access to the 16th Street Mall and light rail.”

Dominion Towers Presentation

A brief presentation outlining this acquisition can be accessed through the link below or in the Investor Relations section of the Company’s website at www.fspreit.com.

http://ir.franklinstreetproperties.com/Cache/1500093893.PDF?Y=&O=PDF&D=&fid=1500093893&T=&iid=4065591

This press release, along with other news about FSP, is available on the Internet at www.fspreit.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on investing in institutional-quality office properties in the U.S. FSP’s strategy is to invest in select urban infill and central business district (CBD) properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston, and Minneapolis. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.fspreit.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal and monetary policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

For Franklin Street Properties Corp.
Georgia Touma, 877-686-9496

Source: Franklin Street Properties Corp.